Exhibit 107

Calculation of Filing Fee Tables

Form S-4
(Form Type)

Rocket Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Common stock	Common Stock, par value $0.01 per share	457(f)(1) 457(c)	5,287,300 (1)	2.69	80,674,054.95 (2)	0.0001102	$8,900 (3)
Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—			—	—	—	—
	Total Offering Amounts					80,674,054.95 (2)		$8,900
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fees Due							$8,900

1
Relates to shares of common stock, $0.01 par value per share (“Rocket common stock”), of the registrant, Rocket Pharmaceuticals, Inc., a Delaware corporation (“Rocket”), issuable to holders of common stock, $0.0001 par value per share (“Renovacor common stock”) and restricted stock units (including earnout restricted stock units), options and warrants of Renovacor, Inc., a Delaware corporation (“Renovacor”), upon completion of the merger of Zebrafish Merger Sub, a Delaware corporation and a direct, wholly owned subsidiary of Rocket, with and into Renovacor (the “First Merger”) with Renovacor as the surviving corporation of the First Merger, and the merger of Renovacor with and into Zebrafish Merger Sub II, a Delaware limited liability company and a direct wholly owned subsidiary of Rocket, (the “Second Merger” and together with the First Merger, the “Mergers”) with Zebrafish Merger Sub II as the surviving limited liability company, as described in the joint proxy statement/prospectus contained herein. The amount of Rocket common stock to be registered is based upon (a) 29,990,355 shares of Rocket common stock, the estimated maximum number of shares of Renovacor common stock that are expected to be issued (or reserved for issuance) pursuant to the Mergers for each outstanding share of Renovacor common stock and for each share of Renovacor common stock issuable upon settlement of Renovacor restricted stock units (including earnout restricted stock units) and exercise of Renovacor options and warrants expected to be outstanding immediately prior to the Mergers, multiplied by (b) the exchange ratio in the Mergers of 0.1763 shares of Rocket common stock for each share of Renovacor common stock, which is subject to adjustment based on the level of Renovacor’s net cash at the closing of the First Merger and certain other adjustments.

2
Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and calculated in accordance with Rules 457(c) and 457(f)(1) promulgated thereunder. The proposed maximum aggregate offering price is solely for the purposes of calculating the registration fee and was calculated based upon the market value of shares of Renovacor common stock (the securities to be cancelled in the merger) in accordance with Rule 457(c) under the Securities Act as follows: the product of (a) $2.69, the average of the high and low prices per share of Renovacor common stock on October 10, 2022, as quoted on the NYSE, and (b) 29,990,355, the estimated maximum number of shares of Renovacor common stock that may be exchanged for the shares of Rocket common stock being registered.

3	Calculated pursuant to Section 6(b) of the Securities Act at a rate equal to $110.20 per $1,000,000 of the proposed maximum aggregate offering price.